Exhibit 99.1

For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular, Inc.

781.221.2266 x106

jpellegrino@lemaitre.com

LeMaitre Vascular Reports Q3 2007 Revenue of $10.1 Million, a 19% Increase

BURLINGTON, Mass., November 5, 2007 /PRNewswire-FirstCall via COMTEX Network/ — LeMaitre Vascular, Inc. (NASDAQ: LMAT) (the “Company”), a provider of peripheral vascular devices and implants, today announced Q3 2007 financial results. Revenues for Q3 2007 were $10.1 million, an increase of 19% over Q3 2006.

Q3 2007 revenues increased 33% in the Company’s Endovascular and Dialysis Access category, 15% in the Vascular category, and 3% in the General Surgery category. Sales growth was driven by the continued acceleration of the endovascular procedure market, relatively strong sales within the vascular category, productivity gains from recently hired sales representatives, and the distribution of the Powerlink stent graft in Europe.

For Q3 2007, the Company reported a gross margin of 74.7%, versus 73.3% in Q3 2006. The Company ended Q3 2007 with $25.6 million in cash and marketable securities, compared with $27.9 million at the end of Q2 2007.

On September 20, 2007, the Company acquired the assets of Vascular Architects, a company that marketed and sold a suite of five instruments for Remote Endarterectomy (“RE”), as well as a helical covered stent. RE is a minimally invasive procedure for the removal of plaque, typically in the superficial femoral artery in the thigh. The $2.8 million all-cash purchase price represents a 1.6 multiple of Vascular Architects’ annual revenues of $1.8 million.

Also during Q3 2007, LeMaitre Vascular announced plans to launch a direct sales force in Italy in January 2008. The Company has sold its products in Italy through Serom Medical Technologies srl since 1993. LeMaitre Vascular and Serom agreed to terminate Serom’s exclusive rights effective January 25, 2008, in exchange for the payment of an undisclosed sum. The Company believes that Serom’s hospital-level sales of LeMaitre Vascular products were approximately 1.9 million euros in 2006.

George W. LeMaitre, Chairman and CEO said, “This was another solid quarter for LeMaitre Vascular. We continued to post strong top-line growth while keeping operating expenses under control. Additionally, we completed a meaningful acquisition and furthered our European ‘go-direct’ strategy. With regard to Vascular Architects, we are happy to combine a suite of unique vascular products with our dedicated vascular surgery sales force. Going direct in Italy will allow us to control our sales channel in the fifth largest vascular market in the world.”

The operating loss for Q3 2007 was $1,541,000, compared to operating income of $342,000 for Q3 2006. The Q3 2007 operating loss was due to a $1,054,000 charge related to distributor buyouts, increased sales force and R&D expenditures, and the costs associated with being a public company.

The Company reported a net loss of $1,354,000, or $0.09 per basic and diluted share for Q3 2007, compared to net income of $221,000, or $0.01 per basic and diluted share, for Q3 2006. The Q3 2007 net loss benefited from interest income of $359,000, as well as a $221,000 foreign exchange gain.

Sales and marketing expenses for Q3 2007 increased 30% to $4,583,000 from $3,525,000 for Q3 2006. The Company ended Q3 2007 with 58 sales representatives, compared to 36 at the end of Q3 2006.

For Q3 2007, general and administrative expenses increased by 52% over Q3 2006, from $1,536,000 to $2,341,000, primarily due to the higher costs associated with being a publicly traded company Q3 2006 was the Company’s last full quarter as a private company.

R & D expenses increased 42% to $1,144,000 for Q3 2007, compared to $805,000 for Q3 2006. The increase was driven largely by the hiring of additional product development engineers and related product development expenses.

Business Outlook

The Company narrowed its 2007 revenue guidance from $39.8-$41.3 million to $40.5-$41.3 million. The Company continues to expect a net loss in 2007 due to investments in its sales force and R&D. The Company expects to employ 55 to 60 sales representatives in Q1 2008. The Company will give its annual 2008 guidance at its next quarterly conference call. LeMaitre Vascular’s guidance for future financial performance does not include the impact of any potential acquisitions.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. EST today to review the Company’s financial results and its expectations regarding future financial performance and business outlook. The conference call will be broadcast live over the internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-831-6272 (1-617-213-8859 for international callers) using passcode 85202968. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. We develop, manufacture, and market disposable and implantable vascular devices to address the needs of vascular surgeons and interventionalists. The Company’s devices and implants are used to treat peripheral vascular disease; a condition that we estimate affects more than 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified portfolio of peripheral vascular devices and implants consists of brand-name products, including the EndoFit and UniFit stent grafts, the Expandable LeMaitre Valvulotome, the Pruitt-Inahara Carotid Shunt, and the AnastoClip Vessel Closure System.

LeMaitre and the LeMaitre Vascular logo are trademarks of LeMaitre Vascular, Inc., registered in the U.S. and other countries. This press release contains other trademarks and trade names of the Company and other third parties, which are the properties of their respective owners.

For more information about the Company, please visit http://www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial guidance for 2007 and 2008, its operational objectives for 2007, its acquisition of Vascular Architects, and its direct sales strategy in Italy and the rest of Europe are forward-looking statements involving risks and uncertainties. The Company’s Q3 2007 interim financial statements, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the demand for and market acceptance of the Company’s products; the significant competition the Company faces from other companies, technologies, and alternative medical procedures; the Company’s ability to expand its sales force, particularly in Italy and other markets where the Company thinks it is currently underrepresented; the extent to which the Company is able to retain the existing customer base and sales network in countries in which the Company converts from a distribution model to a direct sales approach; the Company’s ability to expand its product offerings through internal development or acquisition and to integrate acquired products into its business; the Company’s ability to realize the anticipated benefits of its acquisition of Vascular Architects and other acquisitions; disruption at the Company’s single manufacturing facility; the general uncertainty related to seeking regulatory approvals for the Company’s products, particularly in the United States; potential claims of third parties that the Company’s products infringe their intellectual property rights; and the risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, under the heading “Risk Factors,” which has been filed with the SEC and is available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov, and in subsequent SEC filings. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except share data)

(unaudited)

	For the three months ended:		For the nine months ended:
	September 30		September 30
	2007	2006	2007	2006
Net sales	$10,144	$8,540	$30,342	$25,871
Cost of sales	2,563	2,279	7,778	7,205

Gross profit	7,581	6,261	22,564	18,666

Operating expenses:
Sales and marketing	4,583	3,525	14,131	10,639
General and administrative	2,341	1,536	6,917	5,050
Research and development	1,144	805	3,416	2,586
Distributor termination costs	1,054	—	1,054	—
Restructuring charges	—	53	5	231
Impairment charge	—	—	7	406

Total operating expenses	9,122	5,919	25,530	18,912

Income (loss) from operations	(1,541)	342	(2,966)	(246)

Other income (expense):
Interest income (expense)	359	(175)	1,054	(275)
Other income	221	21	275	152

Total other income (loss)	580	(154)	1,329	(123)

Income (loss) before income taxes	(961)	188	(1,637)	(369)

Provision (benefit) for income taxes	393	(33)	119	129

Net income (loss)	$(1,354)	$221	$(1,756)	$(498)

Net income (loss) per share of common stock:
Basic	$(0.09)	$0.01	$(0.11)	$(0.09)

Diluted	$(0.09)	$0.01	$(0.11)	$(0.09)

Weighted average shares outstanding:
Basic	15,410	8,497	15,376	8,497
Diluted	15,410	8,904	15,376	8,497

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)	(audited)
Assets

Current assets:
Cash and cash equivalents	$7,752	$15,391
Marketable securities	17,885	15,417
Accounts receivable, net	6,221	5,060
Inventories	8,146	6,081
Other current assets	1,096	1,692

Total current assets	41,100	43,641

Property and equipment, net	2,435	2,389
Goodwill	11,096	8,853
Other intangibles, net	2,302	1,930
Other assets	162	150

Total assets	$57,095	$56,963

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,349	$818
Accrued expenses	5,391	4,528
Current portion of capital leases	0	32

Total current liabilities	6,740	5,378

Deferred tax liabilities	833	833
Other long-term liabilities	17	53

Total liabilities	7,590	6,264

Stockholders’ equity:
Common stock	155	153
Additional paid-in capital	61,014	60,504
Accumulated deficit	(11,702)	(9,946)
Accumulated other comprehensive income	123	73
Less: Treasury stock	(85)	(85)

Total stockholders’ equity	49,505	50,699

Total liabilities and stockholders’ equity	$57,095	$56,963

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended:				For the nine months ended:
	September 30				September 30
	2007		2006		2007		2006
	$	%	$	%	$	%	$	%
Net Sales by Product Category:
Endovascular & Dialysis	$3,211	32%	$2,412	28%	$10,256	34%	$7,260	28%
Vascular	5,982	59%	5,203	61%	17,216	57%	15,702	61%
General Surgery	951	9%	925	11%	2,870	9%	2,909	11%

	$10,144	100%	$8,540	100%	$30,342	100%	$25,871	100%

Net Sales by Geography:
United States and Canada	$6,236	61%	$5,478	64%	$18,232	60%	$16,595	64%
Outside the United States and Canada	3,908	39%	3,062	36%	12,110	40%	9,276	36%

	$10,144	100%	$8,540	100%	$30,342	100%	$25,871	100%